Dennis M Gleason, PE 4621 South Cooper Suite 131-343 Arlington, Texas 76017 817-271-2148

April 1, 2010

Reef Oil & Gas Income and Development Fund III, LP.
1901 N. Central Expy Suite 300
Richardson TX 75080

CONSENT OF INDEPENDENT PETROLEUM ENGINEER

Gentlemen:

Gleason Engineering hereby consents to the use of our name, to references to our name, and to the inclusion of information taken from our Estimate of Reserves And Future Revenues Azalea Properties Prepared for Reef Oil & Gas Income and Development Fund III, L.P. as of December 31, 2009 under section (3) Oil and Gas Reserve Quantities (Unaudited). We also consent to the inclusion of our letter report dated (March 31, 2010) and summary reserve information in the Form 8-K/A Report of Reef Oil & Gas Income & Development Fund III, L.P. as Exhibit 99.1.

Sincerely
Gleason Engineering

Dennis M. Gleason, P.E.
Serial Number 49844
President and Owner